MOLSON COORS
DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective as of January 1, 2018)

ARTICLE I
PREAMBLE
1.1    Establishment. MillerCoors LLC has sponsored the MillerCoors LLC Deferred Compensation Plan (the "Deferred Compensation Plan") to permit employees to defer amounts which would otherwise be paid to them. MillerCoors has also sponsored the MillerCoors LLC Salaried Non-Union Employees’ Retirement and Savings Supplemental Plan (the "ERSSP") so that Participants may receive certain contributions which they are prevented from receiving under the Qualified Plan (as hereafter defined) as a result of the limitations of Internal Revenue Code Section 401(a)(17).
MillerCoors LLC amended and restated the Deferred Compensation Plan and the ERSSP into a single plan document, named the MillerCoors LLC Combined Deferred Compensation Plan and Salaried Non-Union Employees' Retirement and Savings Supplemental Plan in order to simplify plan administration and make other changes. The plan was further amended and restated as of January 1, 2017.
MillerCoors LLC is now a subsidiary of Molson Coors Brewing Company. MillerCoors LLC and Molson Coors Brewing Company now wish to amend and restate the plan, effective January 1, 2018 (the "Restatement Date"), to make Molson Coors Brewing Company the plan sponsor, rename the plan as the Molson Coors Deferred Compensation Plan, provide for the merger of the Molson Coors Brewing Company Supplemental Savings and Investment Plan into this plan and to make other changes. This document describes how this Plan shall be administered for periods after the Restatement Date.
1.2    Interpretation. This document is intended to comply with the provisions of Section 409A of the Internal Revenue Code and shall be interpreted accordingly. If any provision or term of this document would be prohibited by or inconsistent with the requirements of Section 409A of the Code, then such provision or term shall be deemed to be reformed to comply with Section 409A of the Code.
ARTICLE II

DEFINITIONS
2.1    "Account" means the record of a Participant's total benefit under the Plan. A Participant's Account shall consist of such Sub-Accounts as are necessary for the proper administration of the Plan.
2.2    "Affiliate" means
(a)    any corporation incorporated under the laws of one of the United States of America of which Molson Coors Brewing Company owns, directly or indirectly, eighty percent (80%) or more of the combined voting power of all classes of stock or eighty percent (80%) or more of the total value of the shares of all classes of stock (all within the meaning of Code §1563) or any such corporation that owns, directly or indirectly, such an interest in Molson Coors Brewing Company; and
(b)    any partnership or other business entity organized under such laws, of which Molson Coors Brewing Company owns, directly or indirectly, eighty percent (80%) or more of the voting power or eighty percent (80%) or more of the total value (all within the meaning of Code §414(c)) or any such partnership or other business entity that owns, directly or indirectly, such an interest in Molson Coors Brewing Company.
2.3    "Base Salary" means the Participant’s Base Salary (prior to deferral by the Participant under this Plan or any other employee benefit plan of the Employer or agreement with the Employer). Only Base Salary earned while an Employee is a Participant in the Plan shall be taken into account.
2.4    "Beneficiary" shall have the meaning set forth in Article IX.
2.5    "Board" means the Board of Directors of the Molson Coors Brewing Company.
2.6    "Code" means the Internal Revenue Code of 1986, as amended.
2.7    "Committee" means the MillerCoors LLC Benefit Plan Governance Committee.
2.8    "Coors Plan" means the MillerCoors LLC (formerly Adolph Coors Company) Deferred Compensation Plan (the "Coors Plan"), as in effect on December 31, 2012.
2.9    "Deferred Compensation Participant" means an employee who is eligible under Sections 3.1 or 3.2 to defer compensation under Article IV.
2.10    "Deferred Compensation Plan" means the MillerCoors LLC Deferred Compensation Plan, as in effect prior to January 1, 2017.
2.11    "Disability" means a disability as defined in the MillerCoors LLC Employees’ Retirement and Savings Plan which satisfies the conditions for a disability under rules or regulations promulgated by the Internal Revenue Service applicable to Code Section 409A.
2.12    "Distribution Date" means the date elected by the Participant as the date upon which distribution of an Account or Sub-Account shall be made. The available Distribution Dates shall be subject to such rules as the Employer may establish.
2.13    "Early Retirement Date" shall have the same meaning as in the MillerCoors LLC Employees’ Retirement and Savings Plan.
2.14    "Employer" means Molson Coors Brewing Company and each of its Affiliates which is listed on Schedule A hereto.
2.15    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
2.16    "ERSSP" means the MillerCoors LLC Salaried Non-Union Employees’ Retirement and Savings Supplemental Plan, as in effect prior to January 1, 2017.

2.17    "ERSSP Contribution" shall mean the amount credited to a Participant's Account pursuant to Article V.
2.18    "ERSSP Participant" means an employee who is eligible under Sections 3.1 or 3.3 to receive ERSSP Contributions under Article V.
2.19    "Gross Compensation" shall mean, with respect to Participants who derive their participation through the MillerCoors LLC Employees’ Retirement and Savings Plan, Gross Compensation as described in that plan.
2.20    "Incentive Compensation" means the Participant’s incentive compensation earned by services performed for the Employer or an Affiliate (prior to deferral by the Participant under this Plan or any other employee benefit plan of the Employer or agreement with the Employer). The term "Incentive Compensation" shall include amounts payable to a Participant in cash under the Molson Coors Brewing Company Incentive Compensation Plan, but shall not include any Performance Shares under the LTIP.
2.21    "LTIP" means the MillerCoors LLC Long Term Incentive Plan and any successor to the Long Term Incentive Plan.
2.22    "Molson Plan" means the Molson Coors Brewing Company Supplemental Savings and Investment Plan.
2.23    "Normal Retirement Date" shall have the same meaning as in the Qualified Plan applicable to a Participant.
2.24    "Participant" means a person described in Article III. A Participant may be eligible as a Deferred Compensation Participant, an ERSSP Participant or both.
2.25    "Performance Period" means the period of time during which the performance targets are measured to determine the amount of Incentive Compensation or Performance Shares earned under an LTIP award.
2.26    "Performance Share" means a performance share under the LTIP (or its successor) which may be payable in cash or common stock of the Employer or one of its affiliates.
2.27    "Plan" means this plan, the Molson Coors Deferred Compensation Plan.
2.28    "Plan Year" means the calendar year.
2.29    "Qualified Plan" means the MillerCoors LLC Employees’ Retirement and Savings Plan, as amended from time to time, and shall also include the MillerCoors Puerto Rico Savings and Investment Plan.
2.30    "Restatement Date" means January 1, 2018.

2.31    "Separation from Service"
(a)    In General. The Participant shall have a Separation from Service with the Employer if the Participant dies, retires, or otherwise has a termination of employment with the Employer and all Affiliates. However, for purposes of this Section 2.31, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Employer under an applicable statute or by contract. For purposes of this paragraph (a) of this Section 2.31, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such six-month period.
(b)    Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or, the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. The Participant is presumed to have Separated from Service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the employee during the immediately preceding 36-month period. The Participant will be presumed not to have Separated from Service where the level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by the Participant during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the Employer and the Participant reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months

(or that the level of bona fide services would not be so reduced). For example, the Participant may demonstrate that the Employer and the Participant reasonably anticipated that the Participant would cease providing services, but that, after the original cessation of services, business circumstances such as termination of the Participant's replacement caused the Participant to return to employment. Although the Participant's return to employment may cause the Participant to be presumed to have continued in employment because the Participant is providing services at a rate equal to the rate at which the Participant was providing services before the termination of employment, the facts and circumstances in this case would demonstrate that at the time the Participant originally ceased to provide services, the Employer reasonably anticipated that the Participant would not provide services in the future. For purposes of this paragraph (b), for periods during which the Participant is on a paid bona fide leave of absence (as defined in paragraph (a) of this Section 2.31) and has not otherwise terminated employment pursuant to paragraph (a) of this Section 2.31, the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which the Participant is on an unpaid bona fide leave of absence (as defined in paragraph (a) of this Section 2.31) and has not otherwise terminated employment pursuant to paragraph (a) of this Section 2.31, are disregarded for purposes of this paragraph (b) of this Section 2.31 (including for purposes of determining the applicable 36-month (or shorter) period).
(c)    Asset Purchase Transactions. Where as part of a sale or other disposition of assets by the Employer as seller to an unrelated service recipient (buyer), a Participant of the Employer would otherwise experience a Separation from Service with the Employer, the Employer and the buyer may retain the discretion to specify, and may specify, whether a Participant providing services to the Employer immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction has experienced a Separation from Service, provided that the asset purchase transaction results from bona fide, arm’s length negotiations, all service providers providing services to the Employer immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction are treated consistently (regardless of position at the Employer) for purposes of applying the provisions of any nonqualified deferred compensation plan, and such treatment is specified in writing no later than the closing date of the asset purchase transaction. For purposes of this paragraph (c), references to a sale or other disposition of assets, or an asset purchase transaction, refer only to a transfer of substantial assets, such as a plant or division or substantially all the assets of a trade or business.
(d)    Dual Status. If a Participant provides services both as an employee of the Employer and as an independent contractor of the Employer, the Participant must separate from service both as an employee and as an independent contractor to be treated as having Separated from Service. If a Participant ceases providing services as an independent contractor and begins providing services as an employee, the Participant will not be considered to have a Separation from Service until the Participant has ceased providing services as an Employee. If a Participant ceases to provide services as an Employee and begins providing services as an independent contractor for the Employer, a Separation from Service shall occur only if the parties anticipate that the level of services to be provided as an independent contractor are such that a Separation from Service would have occurred if the Employee had continued to provide services at that level as an Employee. If, in accordance with the preceding sentence, no Separation from Service occurs as of the date the individual’s employment status changes, a Separation from Service shall occur thereafter only upon the expiration of all contracts with the Employer, provided the contractual relationship has in good faith been completely terminated. Notwithstanding the foregoing, if a Participant provides services both as an employee of the Employer and a member of the board of directors of the Employer, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan unless this Plan is aggregated with any plan in which the Participant participates as a director under IRS Regulation Section 1.409A-1(c)(2)(ii).
(e)    Transfers. For purposes of clarity, a transfer of employment from the Employer to an Affiliate shall not be considered a Separation from Service.
2.32    "Sub-Account" means the separate sub-accounts maintained to reflect the amounts payable to a Participant. Separate Sub-Accounts may be maintained to reflect whether a benefit relates to amounts deferred under Article IV or ERSSP Contributions under Article V. In addition, separate Sub-Accounts may be maintained for amounts payable at different times or in different forms or as may otherwise be necessary or appropriate. Unless the Committee provides otherwise, a Participant’s Sub-Accounts shall include a Retirement/Termination Account to reflect amounts payable upon Separation from Service and one or more Specified Date Accounts to reflect amounts payable at a specified time.
2.33    "Unforeseeable Emergency" means a severe financial hardship to a Participant resulting from an illness or accident of the Participant or the Participant’s spouse or dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an Unforeseeable Emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for funeral expenses of a spouse or a dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)) may also constitute an Unforeseeable Emergency. Except as otherwise provided above, the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies. Whether a Participant is faced with an Unforeseeable Emergency is to be determined by the Committee or its delegate(s) based on the relevant facts and circumstances of each case.
ARTICLE III

ELIGIBILITY
3.1    Persons Eligible as Participants Under the Plan. Each employee of the Employer who is either a member of the Senior Leadership Team, in a MillerCoors LLC job graded at E1 or above and/or in a Molson Coors Brewing Company global grade of 16 or above shall be a Deferred Compensation Participant in this Plan to the extent designated by the Committee.  A Participant’s initial date of participation as a Deferred Compensation Participant shall be the date the Committee notifies the employee of his or her eligibility to participate.
3.2    Persons Eligible as Deferred Compensation Participants Under the Plan. Each employee of the Employer who is either a member of the Senior Leadership Team or is in a job graded at E1 or above shall be a Deferred Compensation Participant in this Plan to the extent designated by the Committee. A Participant’s initial date of participation as a Deferred Compensation Participant shall be the date the Committee notifies the employee of his or her eligibility to participate.
3.3    Persons Eligible as ERSSP Participants Under the Plan. Each employee of the Employer who is a participant in the Qualified Plan and whose contributions under the Qualified Plan in which the employee participates are reduced below what they would have been in the absence of the limitations set forth in the Qualified Plan required by Code Section 401(a)(17) (or similar provisions under the revenue laws of Puerto Rico) or is otherwise eligible to receive a contribution under Section 5.01 shall be an ERSSP Participant in this Plan. A Participant’s initial date of participation as an ERSSP Participant shall be the date the Participant is first prevented from receiving contributions which the Participant would otherwise have received under the Qualified Plan in which he is covered in the absence of the limitations described in Code Section 401(a)(17) (or similar provisions under the revenue laws of Puerto Rico) or is otherwise eligible to receive an allocation under Section 5.01. In addition to the foregoing, the Committee may designate as an ERSSP Participant an Employee of the Employer who is not participating in the ERSSP. For purposes of this Plan, such an Employee shall be referred to as a "Limited ERSSP Participant."
ARTICLE IV

DEFERRAL RULES FOR DEFERRED COMPENSATION PARTICIPANTS
4.1    Timing of Deferral Elections.
(a)    Salary Payments. A Deferred Compensation Participant may elect to defer up to 75% of Base Salary for services performed during a Plan Year by completing and filing such forms as required by the Employer. A Deferred Compensation Participant must make the deferral election prior to the first day of the Plan Year or by such earlier date as may be determined by the Employer, except that an Employee who is not already a Deferred Compensation Participant and is not already eligible to participate in an elective deferral nonqualified deferred compensation plan of the account balance type and who becomes a Deferred Compensation Participant for the first time during a Plan Year (for example, an Employee who is designated to be in a job graded as E1 upon hire or promotion) may, within 30 days after his or her initial date of participation (as defined in Section 3.2) make an election to defer Base Salary to be paid for services to be performed subsequent to the deferral election.
(b)    Incentive Compensation Payments. A Deferred Compensation Participant may elect to defer a specified percentage or specified dollar amount of the Deferred Compensation Participant's Incentive Compensation by completing and filing such forms as required by the Employer. To be effective, the election must be made on or before the date that is six months before the end of the Performance Period, provided that the Deferred Compensation Participant performs services continuously from the beginning of the performance period (or, if later, the date the performance criteria are established under Section 4.2(c)) through the date an election is made. An election to defer Incentive Compensation may also be subject to such earlier deferral election date as determined by the Employer.
(c)    Performance Share Payments. A Deferred Compensation Participant may elect to defer a specified percentage or specified dollar amount of the Deferred Compensation Participant's Performance Share payout by completing and filing such forms as required by the Employer. For the deferral election to be effective (i) the Deferred Compensation Participant must be an active employee of the Employer on the date the deferral election is made, (ii) the deferral election with respect to a Performance Share award must be filed with the Employer at least six months prior to the end of the Performance Period during which the Performance Shares awarded are earned under the LTIP and (iii) the Deferred Compensation Participant must be in the employ of and perform services for the Employer continuously from the beginning of the Performance Period (or, if later, the date the performance criteria are established under Section 4.2(c)) through the date the Deferred Compensation Participant’s deferral election is made.
4.2    Deferral Election Rules.
(a)    A deferral election must indicate the percentage of the amount being deferred that is being allocated to the Retirement/Termination Account (if any) and the percentage that is being allocated to one or more Specified Date Accounts, as well as the applicable form of distribution and, for Specified Date Accounts, the date on which payments from such Account shall be made pursuant to the requirements of Article VIII.
(b)    An election may not be revoked after the last day by which such an election is permitted to be made under the rules of Section 4.1. Prior to such time, however, an election may be revoked. Once revoked, a new deferral election may be made in accordance with the rules of Section 4.1 above as long as such new election is made by the applicable deadline thereunder. An election may be modified in regards to its Distribution Date or form of payment so as long as the modification is submitted at least one year prior to the then-current Distribution Date and payments commence no sooner than five (5) years after the then-current Distribution Date.
(c)    The deferral of Incentive Compensation amounts and Performance Shares is premised upon the fact that such amounts will qualify as "performance-based compensation" within the meaning of Treasury Regulation Section 1.409A-1(e). "Performance-based compensation" under Section 409A of the Code means compensation the amount of which, or the entitlement to which, is based on services performed over a period of at least 12 consecutive months which is contingent on the satisfaction of pre-established organizational or individual performance criteria, which performance criteria are not substantially certain to be met at the time a deferral election is permitted. Performance-based compensation may include payments based upon subjective performance criteria, but (i) any subjective performance criteria must relate to the performance of the Deferred Compensation Participant, a group of service providers that includes the Deferred Compensation Participant, or a business unit for which the Deferred Compensation Participant provides services (which may include the entire organization) and (ii) the determination that any subjective performance criteria have been met must not be made by the Deferred Compensation Participant or a family member of the Deferred Compensation Participant (as defined in Code Section 267(c)(4) applied as if the family of an individual includes the spouse of any family member) or a person under the control of the Deferred Compensation Participant or a family member. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-based compensation may include payments based on performance criteria that are not approved by the Committee or by the shareholders of the Employer. Performance-based compensation shall not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria are established. Should any Incentive Compensation or award of Performance Shares fail to satisfy the requirements of performance-based compensation, such amounts shall not be deferred into this Plan notwithstanding any other provision of this Plan to the contrary, unless the deferral election is submitted prior to the deadlines described in Section 4.1(a).
(d)    In no event may any election to defer Incentive Compensation or Performance Shares earned during any Performance Period be made after the amount actually earned under the Incentive Compensation award or LTIP award during that Performance Period has become readily ascertainable within the meaning of Treasury Regulation Section 1.409A-2(a)(8).
(e)    Unless otherwise determined by the Employer, a separate deferral election shall be required for each form of compensation and a new deferral election shall be required each Plan Year for a Deferred Compensation Participant’s Base Salary, Incentive Compensation and Performance Shares.
4.3    401(k) Hardship. If required by Section 401(k) of the Code, any deferral elections then in effect under this Article IV shall be cancelled effective with the date of a hardship distribution from one of the Employer’s tax qualified 401(k) plans as described in IRS Regulation Section 1.401(k)-1(d)(3) or any successor thereto. Beginning six months after the date of such cancellation, a Deferred Compensation Participant may make a new election or elections to the extent allowed under the rules of Section 4.1 to defer amounts.
ARTICLE V

ERSSP CONTRIBUTIONS
5.1    ERSSP Contributions.
(a)    An ERSSP Participant shall be an "Eligible Participant" for the Plan Year if the ERSSP Participant (i) remains in the Employer’s employ on the last business day of the Plan Year, (ii) has a Separation from Service during the Plan Year on or after his Normal Retirement Date or Early Retirement Date or as a result of death or Disability or (iii) has a Separation from Service as the direct or indirect result of a corporate restructuring and who as a result is eligible for severance under the Employer’s severance pay plan for any reason other than poor performance.
(b)    The amount of the ERSSP Contribution for an Eligible Participant for a Plan Year shall be equal to the Designated Percentage multiplied by the sum of (i) that portion, if any, of such Participant’s Gross Compensation for the Plan Year which is in excess of the maximum amount of such Gross Compensation which may be taken into account under the Qualified Plan for such Plan Year in compliance with the limitations of Code Section 401(a)(17) plus (ii) such Participant's base salary and incentive compensation, if any, excluded from the definition of Gross Compensation solely as a result of the Participant's deferral under the Article IV. The "Designated Percentage" shall mean 9%. Notwithstanding the foregoing, effective for Plan Years commencing on or after January 1, 2017, an Eligible Participant shall only receive an ERSSP Contribution for a Plan Year if the Eligible Participant's ERSSP Contribution for the Plan Year would be at least $450.
(c)    Notwithstanding (a) and (b) above, the Employer may, in its sole and complete discretion, make an ERSSP Contribution in such amount as it may determine for an Employee designated as a Limited ERSSP Participant under Section 3.3.
5.2    Distribution Election Rules.
(a)    The Distribution Date for ERSSP Contributions shall be the Participant’s Separation from Service. An ERSSP Participant must elect the form of distribution for any Plan Year prior to the commencement of that Plan Year and pursuant to the requirements of Article VIII. Unless otherwise determined by the Employer, a separate election may be made for each Plan Year's ERSSP Contribution. If the Participant has already established a Retirement/Termination Account in connection with his or her participation in the Deferred Compensation Plan, the Participant may not change the form of payment except in accordance with the provisions of Section 8.7.
(b)    In the absence of a distribution election prior to the commencement of a Plan Year, including for an ERSSP Participant's first year of eligibility, the ERSSP Participant shall be deemed to have elected distribution in a lump sum, or if due to limitations on the number of retirement/termination accounts available, the Participant shall be deemed to have elected the shortest distribution period available at the time of allocation of the ERSSP Contribution.
ARTICLE VI

ACCOUNTS AND CREDITS
6.1    Credits to Accounts.
(a)    Deferrals under Article IV shall be credited to a Participant’s Account or Sub-Account as of the date the deferred compensation would otherwise have been paid to such Participant in the absence of the deferral election.
(b)    ERSSP Contributions for a Plan Year shall be credited to a Participant’s Retirement/Termination Account under the Plan effective on a date subsequent to the Plan Year to which it relates. The allocation date for the ERSSP Contributions shall be determined by the Committee in its discretion, but shall be no later than the last day of the sixth month following the Plan Year to which the ERSSP Contributions relate.
(c)    Each Account shall also be credited or charged with deemed earnings and losses as if it were invested in accordance with Section 6.3.

6.2    No Funding.
(a)    The right of any individual to receive payment under the provisions of this Plan shall be an unsecured claim against the general assets of the Employer, and neither any provision contained in this Plan, nor any action taken pursuant to this Plan, shall be construed to give any individual at any time a security interest in any asset of the Employer, of any affiliate of the Employer, or of the stockholders of the Employer or any affiliate of the Employer. The liabilities of the Employer to any individual pursuant to this Plan shall be those of a debtor pursuant to such contractual obligations as are created by this Plan and to the extent any person acquires a right to receive payment from the Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.
(b)    The Employer may establish a grantor trust (but shall not be required to do so) to which shall be contributed (subject to the claims of the general creditors of the Employer) such amounts as the Employer determines. If a grantor trust is so established, except as specifically provided otherwise by the terms of the trust agreement for the trust, payment by the trust of the amounts due to a Participant or his Beneficiary under the Plan shall be considered a payment by the Employer for purposes of the Plan.
6.3    Deemed Investment of Accounts.
(a)    The Committee shall select one or more investment funds for the deemed investment of Accounts. However, in no event shall the Employer be required to make any investment in the investment funds, and to the extent such investments are made, such investments shall remain an asset of the Employer subject to the claims of its general creditors.
(b)    Amounts credited to a Participant's Account shall be deemed to be invested among one or more of the investment funds made available by the Committee and designated by the Participant. Once made, the Participant’s investment designation shall continue in effect for all future amounts credited to the Account (or Sub-Account) until changed by the Participant. Any such change may be prospectively elected by the Participant at the times established by the Committee, which shall be no less frequently than quarterly, and shall be effective only for Contributions credited from and after the effective date of the change.
(c)    A Participant may prospectively elect to reallocate all or any portion of the balance credited to his or her Account or Sub-Account deemed to be invested among the investment funds available under this Section at the times established by the Committee, which shall be no less frequently than quarterly.
(d)    A Participant’s Account shall be valued as of December 31 each year and at such other times established by the Committee, which shall be no less frequently than quarterly.
(e)    All elections and designations under this Section shall be made in accordance with procedures prescribed by the Committee. The Committee may prescribe uniform percentages for such elections and designations.

(f)    A Participant's investment elections under the Coors Plan on December 31, 2012 shall continue in effect.
6.4    Reports to Participants. The Employer shall provide paper or electronic reports no less frequently then annually to each Participant showing (a) the value of the Account as of the most recent December 31st as well as any transactions applicable to the Account during such period such as deferrals and contributions, withdrawals or distributions, and investment gains or losses.
ARTICLE VII

VESTING
7.1    Full Vesting. The Participant shall at all times have a fully vested interest in his Account; provided that any Performance Shares shall be subject to the vesting requirements under the LTIP.
7.2    Forfeiture for Fraud or Criminal Conduct. Notwithstanding Section 7.1 above, in the event a Participant engages in fraud or criminal conduct that results in financial harm to the Employer, the Committee may, as and to the extent it deems appropriate, in its sole discretion, forfeit all or any portion of the Participant's Account contributed or earned on or after April 1, 2015.
ARTICLE VIII

PAYMENT OF ACCOUNTS
8.1    Payment of Benefits.
(a)    Timing for Distribution Elections. For amounts deferred under Article IV, a Participant shall specify the Distribution Date (by indicating how such amounts will be allocated to his or her Retirement/Termination Account and one or more Specified Date Accounts) and form of distribution to be applicable to the amounts being deferred at the time a deferral election is made as provided in Section 4.2.  The Distribution Date for ERSSP Contributions shall be the Participant’s Separation from Service. The Participant shall specify the form of distribution to be applicable to the ERSSP Contributions at the time provided in Section 5.2.
(b)    Distribution Date.  For amounts deferred under Article IV, the Distribution Date may be either the first day of a calendar month which is no earlier than 12 months after the date the amounts are credited to the Account or the Participant’s Separation from Service.  For ERSSP Contributions, the Distribution Date shall be the Participant’s Separation from Service.  Notwithstanding anything in the preceding to the contrary, the Distribution Date shall be the date of the Participant's Separation from Service, death or Disability, if such date occurs earlier than the dates described above.  Except as provided in Section 8.7, the election of a Distribution Date may not be revoked or modified.  No later than 60 days after the applicable Distribution Date, a cash payment of the Participant’s Account (or Sub-Account) shall be paid to the Participant (or in the event of the Participant’s death, to the Participant’s Beneficiary) in accordance with the form of distribution elected by the Participant or as otherwise specified in paragraph (c). Notwithstanding the foregoing, any distribution to a "specified employee" within the meaning of Section 409A of the Code that is triggered by a Separation from Service (other than a Separation from Service due to death) shall be subject to Section 8.8(d).
(c)    Form of Distribution. Each Participant shall specify the form of payment applicable to an Account or Sub-Account on his or her deferral election form. For amounts allocated to the Retirement/Termination Account, a Participant may elect (i) a lump sum payment, (ii) annual installments over a two (2) to fifteen (15) year period, or (iii) a partial lump sum followed by annual installments over a two (2) to fifteen (15) year period. For amounts allocated to a Specified Date Account, a Participant may elect (i) a lump sum payment or (ii) annual installments over a two (2) to five (5) year period. Notwithstanding a Participant's distribution election, a Participant's Beneficiary shall receive payment in a lump sum of all balances remaining at the time of the Participant's Disability prior to Separation from Service or upon the Participant's death. If the Participant elected to receive annual installment payments the amount of each installment shall be equal to the balance credited to the Participant’s Account (or Sub-Account) as of the most recent valuation date preceding the distribution, divided by the number of installments remaining to be made. Each subsequent annual installment shall be paid to the Participant as near as administratively practicable to each anniversary of the first installment payment. While a Participant’s Account (or Sub-Account) is in installment payout status, the unpaid balance shall continue to be credited with earnings (or losses) under Section 6.3. Notwithstanding the foregoing, the Employer may pay a Participant’s Account in a lump sum at any time if the value of such Account is less than the applicable dollar amount under section 402(g)(1)(B) ($18,000 for 2016) and represents the Participant’s entire interest in the Plan and any other nonqualified deferred compensation plan that is treated as a single plan with the Plan under Code Section 409A, provided the Employer directs the lump sum payment in writing.
8.2    Financial Hardship. Upon the Participant’s request and a demonstration by the Participant of severe financial hardship as a result of an Unforeseeable Emergency, a partial or total distribution of a Participant’s Account shall be made prior to the Distribution Date. Such distribution shall be made in a single sum as soon as administratively practicable after (and in any event within 15 days after) the Committee’s determination that the foregoing requirements have been met and shall be based upon the most recent valuation. In any case, a distribution due to Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of the Participant’s deferrals to this Plan. Distributions because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). If less then all of a Participant’s Account is distributed due to hardship, the amounts distributed shall be taken first from the Account (or Sub-Account) with respect to which the otherwise elected or applicable Distribution Date would be the soonest.
8.3    Delayed Distribution.
(a)    A payment otherwise required to be made pursuant to the provisions of this Article VIII shall be delayed if the Employer reasonably anticipates that the Employer’s deduction with respect to such payment would not be permitted due to application of Code Section 162(m); provided, however that such payment shall be made on the earliest date on which the Employer reasonably anticipates or should reasonably anticipate that the deduction of the payment of the amount will not be barred by application of Code Section 162(m).
(b)    A payment otherwise required under this Article VIII shall be delayed if the making of the payment will jeopardize the ability of the Employer to continue as a going concern; provided, however, that payment shall be made on the earliest date on which the making of the payment will not jeopardize the ability of the Employer to continue as a going concern.
(c)    A payment otherwise required under this Article VIII shall be delayed if the Employer reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided, however, that payments shall nevertheless be made on the earliest date on which the Employer reasonably anticipates that the making of the payment will not cause such violation. (The making of a payment that would cause inclusion in gross income or the applicability of any penalty provision or other provision of the Code is not treated as a violation of applicable law.)
(d)    A payment otherwise required under this Article VIII shall be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
8.4    Inclusion in Income Under Section 409A. Notwithstanding the foregoing provisions of this Article VIII, in the event this Plan fails to satisfy the requirements of Code Section 409A and regulations thereunder with respect to any Participant, there shall be distributed to such Participant as promptly as possible after the Committee becomes aware of such fact of noncompliance such portion of the Participant’s Account hereunder as is included in income as a result of the failure to comply, but no more.
8.5    Domestic Relations Order. Notwithstanding any other provision of this Article VIII, payments shall be made from an Account of a Participant in this Plan to such individual or individuals (other than the Participant) and at such times as are necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B).
8.6    Allocations after Distribution. It is recognized that in certain circumstances, such as a Separation from Service on or after a Participant’s Normal Retirement Date or Early Retirement Date or as a result of death or Disability, distribution may be made pursuant to Section 8.2(a)(i) before allocation of the final contribution for such person under Article V. In the event of such an allocation it shall (if otherwise payable in a lump sum) be distributed on the day following the allocation Date for such contribution and shall (if otherwise payable in installments) be added to the Participant’s Account balance and taken into account at the time the next installment payment is valued.
8.7    Subsequent Deferral Elections. The Plan prohibits the acceleration of the time or schedule of any payment within the meaning of Code Section 409A(a)(3), except as provided in the Treasury regulations. Each Participant may, however, change his or her time of payment election or change his or her form of payment election as expressly provided under Code Section 409A and the Treasury regulations issued thereunder pursuant to a subsequent election properly filed with the Employer (hereinafter, a "Subsequent Deferral Election"). A Subsequent Deferral Election is permitted only if all of the following requirements are met:
(a)    the Subsequent Deferral Election does not take effect until at least twelve (12) months after the date on which the Subsequent Deferral Election is made;
(b)    the Subsequent Deferral Election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the Subsequent Deferral Election (except that such five (5) year delay is not required in the event of death or becoming disabled); and
(c)    the Subsequent Deferral Election must be made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the Subsequent Deferral Election.
For purposes of applying this Section 8.7, previously elected installment payments shall be treated as a "single payment." Any election made pursuant to this Section shall be made in accordance with rules established by the Employer and shall comply with all requirements of Code Section 409A and applicable Treasury regulations.
8.8    Special Payment Rules. Notwithstanding anything in the Plan to the contrary, the following special distribution rules shall apply:
(a)    Existing Distribution Elections Remain in Effect. All distribution elections and rules in effect on January 1, 2017 for the Deferred Compensation Plan and the ERSSP shall remain in effect following January 1, 2017, except that (i) as permitted by Treas. Reg. Section 1.409A-3(j)(2), the Plan has been amended to provide lump sum payments of prior deferred amounts due to a Participant's death or Disability, and (ii) as permitted under Treas. Reg. Section 1.409A-3(j)(4)(v), the Plan has been amended to permit the Employer to cash out de minimis amounts.
(b)    Coors Plan. A Participant's distribution elections under the Coors Plan on December 31, 2012, shall continue in effect. Notwithstanding Section 8.1 hereof, a Participant's Account balance that is attributable to participation in the Coors Plan shall be distributable upon an unforeseeable emergency or change in control in accordance with the terms of the Coors Plan in effect on December 31, 2012.
(c)    Molson Plan. Amounts credited to a Participant's Account under the Molson Plan and transferred to this Plan shall be subject to the distribution rules in effect under the Molson Plan prior to the transfer, including the payment rule under Section 6.1 of the Molson Plan stating that amounts credited to a Participant's Account shall be paid to the Participant in a single lump sum on the first day of the seventh month following the date on which the Participant's Separation from Service occurs.
(d)    Section 409A Delay for Specified Employees. If a Participant is a "specified employee" within the meaning of Section 409A of the Code and the Employer is publicly traded or is treated as publicly traded under Section 409A at the time of the Participant’s Separation from Service, payments under this Plan will be delayed (or will not be made in the case of a lump sum payment) until the date that is six (6) months following the Participant’s Separation from Service (or, if earlier, the Participant’s date of death), at which time all delayed payments will be paid or made up and installment payments will be payable thereafter as if the six (6) month delay had not occurred.
ARTICLE IX

PAYMENT TO BENEFICIARY, EXECUTOR OR ADMINISTRATOR OF PARTICIPANT
9.1    Payment. In the event of a Participant’s death, the remaining balance of the Participant’s Account will be distributed to the Participant’s Beneficiary (as hereinafter defined) in a single lump sum, provided that the Beneficiary is alive at the time such payments are to be made.
9.2    Definition and Designation of Beneficiary. The term "Beneficiary" as used herein includes the plural and means any person(s), including corporate or individual persons, designated by the Participant in a written instrument filed with the Committee. Should the Participant designate multiple Beneficiaries, payments due, if any, after the Participant’s death shall be shared equally among such Beneficiaries. A Participant may designate a primary beneficiary and, in the event of the death of the primary beneficiary, a contingent beneficiary. The right is reserved to a Participant to change the person or persons designated as Beneficiary, by filing with the Committee a written notice of change in Beneficiary, and any such change shall not require the consent of the Beneficiary. The designation on file with the Plan at the time of a Participant’s death shall be controlling, except that any designation of an individual who had been the spouse of the Participant at the time the designation was filed with the Committee but from whom the Participant had subsequently become divorced shall automatically be revoked effective with the date of the divorce.
Should a Participant fail to make a valid Beneficiary designation or leave no named Beneficiary surviving, the Participant shall be deemed to have designated the Participant’s spouse as Beneficiary if the spouse is living or, if the spouse is not living, the Participant’s Beneficiary shall be his or her estate.
9.3    No Surviving Beneficiary. If no designated Beneficiary or deemed designated Beneficiary survives the Participant, then the amount which would otherwise have been paid to a Beneficiary hereunder shall instead be paid to the Participant’s estate in a single lump sum as soon as administratively feasible after the Participant's death.
9.4    Payment in the Event of Beneficiary’s Death. If the last Beneficiary who survives a Participant shall die before receiving the full amount payable hereunder, then the balance of the Account due shall be paid to the estate of such Beneficiary in a single lump sum as soon as administratively practicable following the death of such Beneficiary.

ARTICLE X

AMENDMENT AND TERMINATION
10.1    Amendment and Termination. Molson Coors Brewing Company may amend or terminate this Plan at any time. The Plan may be terminated only by action of the Board. Amendments may be made by the Board. Amendments may also be made by the Committee, if the amendment (or amendments) made by the Committee will not increase the annual cost of the Plan. No amendment shall have the effect of reducing a Participant’s Account balance as in effect at the time of the amendment, subject to the last sentence of this Section 10.1. If this Plan is terminated, a Participant’s Account hereunder as of the date of termination shall, subject to the last sentence of this Section 10.1, continue to be credited with earnings under Article VI and shall be paid in accordance with the terms of the Plan as in effect on such date of termination at the same time and in the same manner as though the Plan had not been terminated, however, no additional deferrals or contributions shall be credited after such termination. Notwithstanding the foregoing, if the Plan is terminated and if the termination is of the type described in regulations under Code Section 409A, then the Employer shall distribute the then existing Account balances of Participants and beneficiaries in a lump sum within the time period specified in such regulations and, following such distribution, there shall be no further obligation to any Participant or beneficiary under this Plan. Notwithstanding any other provision of the Plan to the contrary, Molson Coors Brewing Company shall always have the right to prospectively amend or prospectively discontinue the investment funds available under Article VI and, further, Molson Coors Brewing Company may make any amendment it deems necessary or desirable for purposes of compliance with the requirements of Code Section 409A and regulations thereunder.
ARTICLE XI

MISCELLANEOUS
11.1    No Guarantee of Employment, etc. Neither the creation of the Plan nor anything contained herein shall be construed as giving any Participant hereunder or other employees of the Employer any right to remain in the employ of the Employer.
11.2    Assignment Not Permitted. Payment of benefits hereunder to Participants (or Beneficiaries) shall be made only to them and upon their personal receipts or endorsements and such benefits shall not be assignable by them.
11.3    Grantor Trust. Benefits under the Plan shall be paid from the Employer’s general assets and any claim of a Participant or Beneficiary for benefits under the Plan shall be as an unsecured general creditor and no Participant or Beneficiary shall have any beneficial ownership interest or secured interest in any of the Employer’s assets as a result of the creation of the Plan. Notwithstanding the foregoing, the Employer may finance its obligations hereunder via a trust which is intended to be a grantor trust. Any such trust shall be structured to conform to the terms of the model trust requirements set forth in Revenue Procedure 92-64 issued by the Internal Revenue Service. It is intended that the arrangements be unfunded for tax purposes and for purposes of Title I of ERISA.

11.4    Controlling Law. To the extent not preempted by the laws of the United States of America or in conflict with Section 1.2, the laws of the State of Colorado shall be the controlling state law in all matters relating to the Plan and shall apply.
11.5    Severability. If any provisions of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but this Plan shall be construed and enforced as if said illegal and invalid provisions had never been included herein.
11.6    Limitations on Provisions. The provisions of the Plan and any benefits payable hereunder shall be limited as described herein. Any benefit payable under the Qualified Plan shall be paid solely in accordance with the terms and provisions of the Qualified Plan, and nothing in the Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Qualified Plan.
11.7    Other Agreements. Nothing contained herein shall alter the terms of any other agreement between the Employer and any Participant hereunder.
11.8    Gender and Number. The masculine gender shall include the feminine, and the singular shall include the plural, unless the context clearly indicates otherwise.
11.9    Withholding. Notwithstanding any other provision of the Plan, the Employer shall withhold from any amounts payable hereunder (or from other amounts payable by the Employer to the Participant) any taxes or other amounts required by any governmental authority to be withheld. If FICA taxes must be withheld in connection with amounts credited hereunder before payments are otherwise due hereunder and if there are no other wages from which to withhold them, the Employer shall pay such FICA taxes generated by such payment (and taxes under Code Section 3401 triggered thereby and additional taxes under Section 3401 attributable to pyramiding of Section 3401 wages and taxes) but no more and the Participant’s aggregate Account hereunder shall be reduced by an amount equal to the payments made by the Employer.
11.10    Facility of Payment. If, in the Committee’s judgment, any person entitled to receive payment of a benefit is physically, mentally, or legally prevented from so doing, the Committee may authorize payment of such benefit to any person who, or institution which, in the Committee’s judgment, is responsible for caring for the person entitled to the benefit. If an amount becomes distributable to a minor or a person under legal disability, the Committee may direct that such distribution be made to such person without the intervention of any legal guardian or conservator, to a relative of such person for the benefit of such person or to the legal guardian or conservator of such person. Any such distributions shall constitute a full discharge with respect to the Employer and neither the Committee nor the Employer shall be required to see to the application of any distribution so made.
11.11    Evidence Conclusive. The Employer, the Committee and any person or persons involved in the administration of the Plan shall be entitled to rely upon any certification, statement, or representation made or evidence furnished by any person with respect to his age or other facts required to be determined under any of the provisions of the Plan, and shall not be liable on account of the payment of any monies or the doing of any act or failure to act in reliance thereon. Any such certification, statement, representation, or evidence, upon being duly made or furnished, shall be conclusively binding upon the person furnishing it but not upon the Employer, the Committee or any other person involved in the administration of the Plan. Nothing herein contained shall be construed to prevent any of such parties from contesting any such certification, statement, representation, or evidence or to relieve any person from the duty of submitting satisfactory proof of his age or such other fact.
11.12    Plan Administrator. This Plan shall be administered by the Committee. The Committee shall have all authority that may be appropriate for administering the Plan, including the authority to adopt rules and regulations for implementing and carrying out the Plan, interpreting the provisions of the Plan and determining the eligibility of the employees to participate in the Plan and a Participant’s (or Beneficiary’s) entitlement to benefits hereunder. The Committee shall have full and complete discretionary authority to determine eligibility for benefits under the Plan, to construe the terms of the Plan and to decide any matter presented through the claims procedure. Any final determination by the Committee shall be binding on all parties and afforded the maximum deference allowed by law. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious based upon the evidence considered by the Committee at the time of such determination. If any Committee member is also a Participant in the Plan, such Committee member shall not participate in any decision regarding such member’s interest or entitlement under the Plan and shall not be present at any Committee discussion of such member’s interest or entitlement under the Plan.
11.13    Claims Procedure.
(a)    If a Participant or the Participant’s Beneficiary (hereinafter referred to as a "Claimant") believes he has been denied all or a portion of an expected benefit under the Plan for any reason, he may file a claim with the Committee. The Committee shall notify the Claimant within 60 days of allowance or denial of the claim, unless the Claimant receives written notice prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision and specifying the expected date of decision (no later than 60 days after the end of the original 60 day period). The notice of the such decision shall be in writing, sent by mail to the Claimant’s last known address, and if a denial of the claim, must contain the following information:
(i)    the specific reasons for the denial;
(ii)    specific reference to pertinent provisions of the Plan on which the denial is based;
(iii)    if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure; and
(iv)    a description of the Plan’s claims review procedure, including a statement of the Claimant’s right to bring a civil action under Section 502 of ERISA if the Claimant’s claim is denied upon review.

A Claimant is entitled to request a review of any denial of his claim. The request for review must be submitted in writing to the Committee within 60 days after receipt of the notice of the denial. The timely filing of such a request is necessary to preserve any legal recourse which may be available to the Claimant and, absent the submission of request for review within the 60-day period, the claim will be deemed to be conclusively denied. Upon submission of a written request for review, the Claimant or his representative shall be entitled to review all pertinent documents, and to submit issues and comments in writing for consideration by the Committee.
The Committee shall fully and fairly review the matter and shall consider all information submitted in the review request, without regard to whether or not such information was submitted or considered in the initial claim determination. The Committee shall promptly respond to the Claimant, in writing, of its decision within 60 days after receipt of the review request. However, due to special circumstances, if no response has been provided within the first 60 days, and notice of the need for additional time has been furnished within such period, the review and response may be made within the following 60 days. The Committee’s decision shall include specific reasons for the decision, including references to the particular Plan provisions upon which the decision is based, notification that the Claimant can receive or review copies of all documents, records and information relevant to the claim, and information as to the Claimant’s right to file suit under Section 502(a) of ERISA.
(b)    If a determination of Disability becomes necessary and if such determination is considered to be with respect to a claim for benefits based on Disability for purposes of 29 CFR Section 2560.503-1, then the Committee shall adopt and administer a special procedure for considering such Disability claims meeting the requirements of 29 CFR Section 2560.503-1 for disability benefit claims.
11.14    Status of Plan Under ERISA. The Plan is intended to be an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Section 201(2), Section 301(a)(3), Section 401(a)(1) and Section 4021(b)(6) of ERISA.
11.15    Impact on Other Plans. No amounts credited to any Participant under this Plan and no amounts paid from this Plan will be taken into account as "wages", "salary", "base pay" or any other type of compensation when determining the amount of any payment or allocation, or for any other purpose, under any other plan of the Employer, except as otherwise may be specifically provided by such plan.
11.16    Name and Address Changes. Each Participant shall keep his name and address on file with the Employer and shall promptly notify the Employer of any changes in his name or address. All notices required or contemplated by this Plan shall be deemed to have been given to a Participant if mailed with adequate postage prepaid thereon addressed to him at his last address on file with the Employer. If any check in payment of a benefit hereunder (which was mailed to the last address of the payee as shown on the Employer’s records) is returned unclaimed, further payments shall be discontinued unless evidence is furnished that the recipient is still alive.

11.17    Assignment by Employer. The Employer shall have the right to assign all of its right, title and obligation in and under this Plan upon a merger or consolidation or upon the purchase or contribution of substantially its entire business or assets, provided such assignee agrees to perform after the effective date of such assignment all of the terms, conditions and provisions imposed by this Plan upon the Employer. In the event of such an assignment, all of the rights and obligations of the Employer under this Plan shall thereupon cease and terminate.
11.18    Cessation of Affiliation. Each Employer sponsors the Plan as to its own employees and not with respect to the employees of any other Employer which sponsors the Plan. If an Employer which sponsors the Plan ceases to be affiliated with the other Employers which sponsor the Plan, then that Employer shall continue to maintain the Plan with respect to its own employees, shall adopt replacement documents which are substantively identical to this document by which to continue its obligations which had been created hereunder and, thereafter, its obligations to its employees shall be governed by such successor document and this document shall cease to apply to that Employer and its employees.
11.19    No Liability. Except as otherwise provided by law, neither the Committee, nor any member thereof, nor any director, officer or employee of the Employer involved in the administration of the Plan shall be liable for any error of judgment, action or failure to act hereunder or for any good faith exercise of discretion, excepting only liability for gross negligence or willful misconduct. The Employer shall hold harmless and defend any individual in the employment of the Employer and any director of the Employer against any claim, action or liability asserted against him in connection with any action or failure to act regarding the Plan, except as and to the extent that any such liability may be based upon the individual’s own gross negligence or willful misconduct. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.
11.20    Plan Expenses. All costs and expenses incurred in connection with the administration and operation of the Plan shall be borne by the Employer and/or any trust established by the Employer to assist it in meeting its obligations under the Plan.
IN WITNESS WHEREOF, this amended and restated Plan is executed by Molson Coors Brewing Company, acting through its only authorized officer, as of the 28th day of December, 2017.

MOLSON COORS BREWING COMPANY

By:	/s/ Daniel Everett
Daniel Everett
VP Global Total Rewards

Schedule A
Participating Employers

Molson Coors Brewing Company
MillerCoors LLC
Jacob Leinenkugel Brewing Company LLC
Crispin Cider Company
MillerCoors Puerto Rico LLC